EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Form S-3 of our report dated September 28, 2018, with respect to our audit of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2017, and for the year then ended appearing in amendment No. 1 on Form 10-K/A to the Annual Report  on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 1, 2018